                                                                    EXHIBIT 99.4

                             i2 TECHNOLOGIES, INC.
                            STOCK PURCHASE AGREEMENT



                 AGREEMENT made as of this ___ day of _________ 19____, by and among i2 Technologies, Inc., a Delaware corporation, ________________________________, Optionee under the Corporation's 1995 Stock
Option/Stock Issuance Plan, and _________________________, Optionee's spouse.

                 All capitalized terms in this Agreement shall have the meaning assigned to them in this Agreement or in the attached Appendix.

         A.      EXERCISE OF OPTION

                 1. EXERCISE. Optionee hereby purchases _____________ shares of Common Stock (the "Purchased Shares") pursuant to that certain option (the "Option") granted Optionee on ____________________, 199__ (the "Grant Date") to purchase up to _______________ shares of Common Stock under the Plan at the exercise price of $______ per share (the "Exercise Price").

                 2. PAYMENT. Concurrently with the delivery of this Agreement to the Corporation, Optionee shall pay the Exercise Price for the Purchased Shares in accordance with the provisions of the Option Agreement and shall deliver whatever additional documents may be required by the Option Agreement as a condition for exercise, together with a duly-executed blank Assignment Separate from Certificate (in the form attached hereto as Exhibit I) with respect to the Purchased Shares.

                 3. DELIVERY OF CERTIFICATES. The certificates representing any Purchased Shares shall be held in escrow in accordance with the provisions of this Agreement.

                 4. STOCKHOLDER RIGHTS. Until such time as the Corporation exercises the Repurchase Right or such time as the Purchased Shares are otherwise cancelled by the Corporation, Optionee (or any successor in interest) shall have all the rights of a stockholder (including voting, dividend and liquidation rights) with respect to the Purchased Shares, including the Purchased Shares held in escrow hereunder.

         B.      REPURCHASE RIGHT

                 1. GRANT. The Corporation is hereby granted the right (the "Repurchase Right"), exercisable at any time during the fifteen (15)-month period following the date Optionee ceases for any reason to remain in Service or (if later) during the fifteen (15)-month period following the execution date of this Agreement, to repurchase at the Exercise Price all or any portion of the Purchased Shares in which Optionee is not, at the time of his or her cessation of Service, vested in accordance with the Vesting Schedule (such shares to be hereinafter referred to as the "Unvested Shares").

                 2. EXERCISE OF THE REPURCHASE RIGHT. The Repurchase Right shall be exercisable by written notice delivered to each Owner of the Unvested Shares prior to the expiration of the fifteen (15)-month exercise period. The notice shall indicate the number of Unvested Shares to be repurchased and the date on which the repurchase is to be effected, such date to be not more than thirty (30) days after the date of such notice. The certificates representing the Unvested Shares to be repurchased shall be delivered to the Corporation prior to the close of business on the date specified for the repurchase. Concurrently with the receipt of such stock certificates, the Corporation shall pay to Owner, in cash or cash equivalents (including the cancellation of any purchase-money indebtedness), an amount equal to the Exercise Price previously paid for the Unvested Shares which are to be repurchased from Owner.

                 3. TERMINATION OF THE REPURCHASE RIGHT. The Repurchase Right shall terminate with respect to any Unvested Shares for which it is not timely exercised under Paragraph B.2. The Repurchase Right shall also terminate and cease to be exercisable with respect to any and all Purchased Shares in which Optionee vests in accordance with the Vesting Schedule. In addition, Purchased Shares which are acquired more than three (3) months following termination of Optionee's Service shall remain subject to the Cancellation Right.

                 4. AGGREGATE VESTING LIMITATION. If the Option is exercised in more than one increment so that Optionee is a party to one or more other Stock Purchase Agreements (the "Prior Purchase Agreements") which are executed prior to the date of this Agreement, then the total number of Purchased Shares as to which Optionee shall be deemed to have a fully-vested interest under this Agreement and all Prior Purchase Agreements shall not exceed in the aggregate the number of Purchased Shares in which Optionee would otherwise at the time be vested, in accordance with the Vesting Schedule, had all the Purchased Shares (including those acquired under the Prior Purchase Agreements) been acquired exclusively under this Agreement.

                 5. RECAPITALIZATION. Any new, substituted or additional securities or other property (including cash paid other than as a regular cash dividend) which is by reason of any

Recapitalization distributed with respect to the Purchased Shares shall be immediately subject to the Repurchase Right, but only to the extent the Purchased Shares are at the time covered by such right. Appropriate adjustments to reflect such distribution shall be made to the number and/or class of Purchased Shares subject to this Agreement and to the price per share to be paid upon the exercise of the Repurchase Right in order to reflect the effect of any such Recapitalization upon the Corporation's capital structure; provided, however, that the aggregate purchase price shall remain the same.

                 6.       CORPORATE TRANSACTION.

                          (a)     Immediately prior to the consummation of any
Corporate Transaction, the Repurchase Right shall automatically lapse in its entirety, except to the extent the Repurchase Right is to be assigned to the successor corporation (or parent thereof) in connection with the Corporate Transaction.

                          (b)     To the extent the Repurchase Right remains in
effect following a Corporate Transaction, such right shall apply to the new capital stock or other property (including any cash payments) received in exchange for the Purchased Shares in consummation of the Corporate Transaction, but only to the extent the Purchased Shares are at the time covered by such right. Appropriate adjustments shall be made to the price per share payable upon exercise of the Repurchase Right to reflect the effect of the Corporate Transaction upon the Corporation's capital structure; provided, however, that the aggregate purchase price shall remain the same.

                          (c)     The Repurchase Right shall automatically
lapse in its entirety, and all the Purchased Shares shall immediately vest in full, upon an Involuntary Termination of Optionee's Service within eighteen
(18) months following the effective date of a Corporate Transaction in which the Repurchase Right has been assigned.

         C.      ESCROW

                 1. DEPOSIT. Upon issuance, the certificates for (i) the Purchased Shares which are subject to the Repurchase Right and (ii) the Post-Service Shares shall be deposited in escrow with the Corporation to be held in accordance with the provisions of this Article C. Each deposited certificate shall be accompanied by a duly-executed Assignment Separate from Certificate in the form of Exhibit I. The deposited certificates, together with any other assets or securities from time to time deposited with the Corporation pursuant to the requirements of this Agreement, shall remain in escrow until such time or times as the certificates (or other assets and securities) are to be released or otherwise





                                       3.

surrendered for cancellation in accordance with Paragraph C.3. Upon delivery of the certificates (or other assets and securities) to the Corporation, Owner shall be issued a receipt acknowledging the number of Purchased Shares (or other assets and securities) delivered in escrow.

                 2.       RECAPITALIZATION/REORGANIZATION.   Any new,
substituted or additional securities or other property which is by reason of any Recapitalization or Reorganization distributed with respect to the Purchased Shares shall be immediately delivered to the Corporation to be held in escrow under this Article C, but only to the extent the Purchased Shares are at the time subject to the escrow requirements hereunder. However, all regular cash dividends on the Purchased Shares (or other securities at the time held in escrow) shall be paid directly to Owner and shall not be held in escrow.

                 3. RELEASE/SURRENDER. The Purchased Shares, together with any other assets or securities held in escrow hereunder, shall be subject to the following terms relating to their release from escrow or their surrender to the Corporation for repurchase and cancellation:

                      (i) Should the Corporation elect to exercise the Repurchase Right with respect to any Unvested Shares, then the escrowed certificates for those Unvested Shares (together with any other assets or securities attributable thereto) shall be surrendered to the Corporation concurrently with the payment to Owner of an amount equal to the aggregate Exercise Price for such Unvested Shares, and Owner shall cease to have any further rights or claims with respect to such Unvested Shares (or other assets or securities attributable thereto).

                      (ii)        Except to the extent provided in subparagraph
         (vi) below, should the Corporation elect not to exercise the Repurchase Right with respect to any Unvested Shares held at the time in escrow hereunder, then the escrowed certificates for those shares (together with any other assets or securities attributable thereto) shall be immediately released to Owner.

                    (iii)         Except to the extent provided in subparagraph
         (vi) below, as the Purchased Shares (or any other assets or securities attributable thereto) vest in accordance with the Vesting Schedule, the certificates for those vested shares (as well as all other vested assets and securities) shall be released from escrow upon Owner's request, but not more frequently than once every twelve (12) months.





                                       4.

                      (iv)        Except to the extent provided in subparagraph
         (vi) below, all Purchased Shares which vest (and any other vested assets and securities attributable thereto) shall be released within thirty (30) days after Optionee's cessation of Service.

                      (v) Upon any earlier termination of the Repurchase Right in connection with a Corporate Transaction or Optionee's Involuntary Termination, any Purchased Shares (or other assets or securities) at the time held in escrow hereunder shall promptly be released to Owner.

                      (vi) All Post-Service Shares shall be released from escrow within thirty (30) days after the end of the twelve
         (12)-month period following Optionee's cessation of Service provided Optionee has satisfied the Non-Compete Covenant during such twelve
         (12)-month period. If Optionee breaches the Non-Compete Covenant at any time during such twelve (12) month period, then the escrowed certificates for the Post-Service Shares (together with any other assets or securities attributable thereto) shall, immediately upon such breach, be surrendered to the Corporation for cancellation concurrently with the payment of the aggregate exercise price paid for such shares to Owner, and Owner shall cease to have any further rights or claims with respect to such Post-Service Shares (or other assets or securities attributable thereto).

         D.      SPECIAL TAX ELECTION

                 The acquisition of the Purchased Shares may result in adverse tax consequences which may be avoided by filing an election under Code Section 83(b). Such election must be filed within thirty (30) days after the date of this Agreement. A description of the tax consequences applicable to the acquisition of the Purchased Shares and the form for making the Code Section 83(b) election are set forth in Exhibit II. OPTIONEE SHOULD CONSULT WITH HIS OR HER TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES OF ACQUIRING THE PURCHASED SHARES AND THE ADVANTAGES AND DISADVANTAGES OF FILING THE CODE SECTION 83(B) ELECTION. OPTIONEE ACKNOWLEDGES THAT IT IS OPTIONEE'S SOLE RESPONSIBILITY, AND NOT THE CORPORATION'S, TO FILE A TIMELY ELECTION UNDER CODE SECTION 83(B), EVEN IF OPTIONEE REQUESTS THE CORPORATION OR ITS REPRESENTATIVES TO MAKE THIS FILING ON HIS OR HER BEHALF.





                                       5.

         E.      GENERAL PROVISIONS

                 1. ASSIGNMENT. The Corporation may assign the Repurchase Right to any person or entity selected by the Board, including (without limitation) one or more stockholders of the Corporation.

                 2. NO EMPLOYMENT OR SERVICE CONTRACT. Nothing in this Agreement or in the Plan shall confer upon Optionee any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining Optionee) or of Optionee, which rights are hereby expressly reserved by each, to terminate Optionee's Service at any time for any reason, with or without cause.

                 3. NOTICES. Any notice required to be given under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, registered or certified, postage prepaid and properly addressed to the party entitled to such notice at the address indicated below such party's signature line on this Agreement or at such other address as such party may designate by ten (10) days advance written notice under this paragraph to all other parties to this Agreement.

                 4. NO WAIVER. The failure of the Corporation in any instance to exercise the Repurchase Right or the Cancellation Right shall not constitute a waiver of any other repurchase rights and/or cancellation rights that may subsequently arise under the provisions of this Agreement or any other agreement between the Corporation and Optionee or Optionee's spouse. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature.

                 5. CANCELLATION OF SHARES. If the Corporation shall make available, at the time and place and in the amount and form provided in this Agreement, the consideration for the Purchased Shares to be repurchased in accordance with the provisions of this Agreement, then from and after such time, the person from whom such shares are to be repurchased shall no longer have any rights as a holder of such shares (other than the right to receive payment of such consideration in accordance with this Agreement). Such shares shall be deemed purchased in accordance with the applicable provisions hereof, and the Corporation shall be deemed the owner and holder of such shares, whether or not the certificates therefor have been delivered as required by this Agreement.





                                       6.

         F.      MISCELLANEOUS PROVISIONS

                 1. AGREEMENT IS ENTIRE CONTRACT. This Agreement constitutes the entire contract between the parties hereto with regard to the subject matter hereof. This Agreement is made pursuant to the provisions of the Plan and shall in all respects be construed in conformity with the terms of the Plan.

                 2. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of TEXAS without resort to that State's conflict-of-laws rules.

                 3. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

                 4. SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Corporation and its successors and assigns and upon Optionee, Optionee's assigns and the legal representatives, heirs and legatees of Optionee's estate, whether or not any such person shall have become a party to this Agreement and have agreed in writing to join herein and be bound by the terms hereof.

                 5. POWER OF ATTORNEY. Optionee's spouse hereby appoints Optionee his or her true and lawful attorney in fact, for him or her and in his or her name, place and stead, and for his or her use and benefit, to agree to any amendment or modification of this Agreement and to execute such further instruments and take such further actions as may reasonably be necessary to carry out the intent of this Agreement. Optionee's spouse further gives and grants unto Optionee as his or her attorney in fact full power and authority to do and perform every act necessary and proper to be done in the exercise of any of the foregoing powers as fully as he





                                       7.

or she might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that Optionee shall lawfully do and cause to be done by virtue of this power of attorney.

                 IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first indicated above.

                                        i2 TECHNOLOGIES, INC.


                                        By:

                                        Title:
                                              --------------------------------

                                        Address:
                                                ------------------------------


                                        --------------------------------------





                                        --------------------------------------
                                        OPTIONEE

                                        Address:
                                                ------------------------------


                                        --------------------------------------





                                       8.

                             SPOUSAL ACKNOWLEDGMENT


                 The undersigned spouse of Optionee has read and hereby approves the foregoing Stock Purchase Agreement. In consideration of the Corporation's granting Optionee the right to acquire the Purchased Shares in accordance with the terms of such Agreement, the undersigned hereby agrees to be irrevocably bound by all the terms of such Agreement, including (without limitation) the right of the Corporation (or its assigns) to purchase any Purchased Shares in which Optionee is not vested or upon breach of the Non-Compete Covenant.



                                        ---------------------------------------
                                        OPTIONEE'S SPOUSE

                                        Address:
                                                -------------------------------


                                        ---------------------------------------





                                       9.

                                   EXHIBIT I
                      ASSIGNMENT SEPARATE FROM CERTIFICATE

                 FOR VALUE RECEIVED ______________________ hereby sell(s), assign(s) and transfer(s) unto i2 Technologies, Inc. (the "Corporation"), _______________________ (________) shares of the Common Stock of the
Corporation standing in his or her name on the books of the Corporation represented by Certificate No. ___________________ herewith and do hereby irrevocably constitute and appoint _______________________________ Attorney to transfer the said stock on the books of the Corporation with full power of substitution in the premises. Dated: ________________


                                        Signature
                                                  -----------------------------




INSTRUCTION: Please do not fill in any blanks other than the signature line. Please sign exactly as you would like your name to appear on the issued stock certificate. The purpose of this assignment is to enable the Corporation to exercise the Repurchase Right without requiring additional signatures on the part of Optionee.

                                   EXHIBIT II

                      FEDERAL INCOME TAX CONSEQUENCES AND
                           SECTION 83(B) TAX ELECTION

         I. FEDERAL INCOME TAX CONSEQUENCES AND SECTION 83(B) ELECTION FOR EXERCISE OF NON-STATUTORY OPTION. If the Purchased Shares are acquired pursuant to the exercise of a Non-Statutory Option, as specified in the Grant Notice, then under Code Section 83, the excess of the fair market value of the Purchased Shares on the date any forfeiture restrictions applicable to such shares lapse over the Exercise Price paid for such shares will be reportable as ordinary income on the lapse date. For this purpose, the term "forfeiture restrictions" includes the right of the Corporation to repurchase the Purchased Shares pursuant to the Repurchase Right. However, Optionee may elect under Code Section 83(b) to be taxed at the time the Purchased Shares are acquired, rather than when and as such Purchased Shares cease to be subject to such forfeiture restrictions. Such election must be filed with the Internal Revenue Service within thirty (30) days after the date of the Agreement. Even if the fair market value of the Purchased Shares on the date of the Agreement equals the Exercise Price paid (and thus no tax is payable), the election must be made to avoid adverse tax consequences in the future. The form for making this election is attached as part of this exhibit. FAILURE TO MAKE THIS FILING WITHIN THE APPLICABLE THIRTY (30)-DAY PERIOD WILL RESULT IN THE RECOGNITION OF ORDINARY INCOME BY OPTIONEE AS THE FORFEITURE RESTRICTIONS LAPSE.

         II. FEDERAL INCOME TAX CONSEQUENCES AND CONDITIONAL SECTION 83(B) ELECTION FOR EXERCISE OF INCENTIVE OPTION. If the Purchased Shares are acquired pursuant to the exercise of an Incentive Option, as specified in the Grant Notice, then the following tax principles shall be applicable to the Purchased Shares:

                          (i) For regular tax purposes, no taxable income will be recognized at the time the Option is exercised.

                          (ii) The excess of (A) the fair market value of the Purchased Shares on the date the Option is exercised or (if later) on the date any forfeiture restrictions applicable to the Purchased Shares lapse over (B) the Exercise Price paid for the Purchased Shares will be includible in Optionee's taxable income for alternative minimum tax purposes.

                          (iii) If Optionee makes a disqualifying disposition of the Purchased Shares, then Optionee will recognize ordinary income in the year of such disposition equal in amount to the excess of (A) the fair market value of the Purchased Shares on the date the Option is exercised or (if later) on the date any forfeiture restrictions applicable to the Purchased Shares lapse





                                     II-1.

         over (B) the Exercise Price paid for the Purchased Shares. Any additional gain recognized upon the disqualifying disposition will be either short-term or long-term capital gain depending upon the period for which the Purchased Shares are held prior to the disposition.

                          (iv) For purposes of the foregoing, the term "forfeiture restrictions" will include the right of the Corporation to repurchase the Purchased Shares pursuant to the Repurchase Right. The term "disqualifying disposition" means any sale or other disposition 1/ of the Purchased Shares within two (2) years after the Grant Date or within one (1) year after the exercise date of the Option.

                          (v) In the absence of final Treasury Regulations relating to Incentive Options, it is not certain whether Optionee may, in connection with the exercise of the Option for any Purchased Shares at the time subject to forfeiture restrictions, file a protective election under Code Section 83(b) which would limit (A) Optionee's alternative minimum taxable income upon exercise and (B) Optionee's ordinary income upon a disqualifying disposition to the excess of the fair market value of the Purchased Shares on the date the Option is exercised over the Exercise Price paid for the Purchased Shares. Accordingly, such election if properly filed will only be allowed to the extent the final Treasury Regulations permit such a protective election. Page 2 of the attached form for making the election should be filed with any election made in connection with the exercise of an Incentive Option.





__________________________________

1/ Generally, a disposition of shares purchased under an Incentive Option includes any transfer of legal title, including a transfer by sale, exchange or gift, but does not include a transfer to the Optionee's spouse, a transfer into joint ownership with right of survivorship if Optionee remains one of the joint owners, a pledge, a transfer by bequest or inheritance or certain tax free exchanges permitted under the Code.

                                     II-2.

                             SECTION 83(B) ELECTION

                 This statement is being made under Section 83(b) of the Internal Revenue Code, pursuant to Treas. Reg. Section 1.83-2.

(1)      The taxpayer who performed the services is:

         Name:
         Address:
         Taxpayer Ident. No.:

(2) The property with respect to which the election is being made is ____________ shares of the common stock of i2 Technologies, Inc.

(3)      The property was issued on _____________, 199__.

(4) The taxable year in which the election is being made is the calendar year 199__.

(5) The property is subject to a repurchase right pursuant to which the issuer has the right to acquire the property at the original purchase price if for any reason taxpayer's employment with the issuer is terminated. The issuer's repurchase right lapses in a series of annual installments over a four (4)-year period ending on __ _________, 199__.

(6) The fair market value at the time of transfer (determined without regard to any restriction other than a restriction which by its terms will never lapse) is $____________per share.

(7)      The amount paid for such property is $____________ per share.

(8) A copy of this statement was furnished to i2 Technologies, Inc. for whom taxpayer rendered the services underlying the transfer of property.

(9)      This statement is executed on _______________________, 199__.


- -----------------------------------          -----------------------------------
Spouse (if any)                              Taxpayer

This election must be filed with the Internal Revenue Service Center with which taxpayer files his or her Federal income tax returns and must be made within thirty (30) days after the execution date of the Stock Purchase Agreement.
This filing should be made by registered or certified mail, return receipt requested. Optionee must retain two (2) copies of the completed form for filing with his or her Federal and state tax returns for the current tax year and an additional copy for his or her records.

The property described in the above Section 83(b) election is comprised of shares of common stock acquired pursuant to the exercise of an incentive stock option under Section 422 of the Internal Revenue Code (the "Code"). Accordingly, it is the intent of the Taxpayer to utilize this election to achieve the following tax results:

                 1. The purpose of this election is to have the alternative minimum taxable income attributable to the purchased shares measured by the amount by which the fair market value of such shares at the time of their transfer to the Taxpayer exceeds the purchase price paid for the shares. In the absence of this election, such alternative minimum taxable income would be measured by the spread between the fair market value of the purchased shares and the purchase price which exists on the various lapse dates in effect for the forfeiture restrictions applicable to such shares. The election is to be effective to the full extent permitted under the Code.

                 2. Section 421(a)(1) of the Code expressly excludes from income any excess of the fair market value of the purchased shares over the amount paid for such shares. Accordingly, this election is also intended to be effective in the event there is a "disqualifying disposition" of the shares, within the meaning of Section 421(b) of the Code, which would otherwise render the provisions of Section 83(a) of the Code applicable at that time. Consequently, the Taxpayer hereby elects to have the amount of disqualifying disposition income measured by the excess of the fair market value of the purchased shares on the date of transfer to the Taxpayer over the amount paid for such shares. Since Section 421(a) presently applies to the shares which are the subject of this Section 83(b) election, no taxable income is actually recognized for regular tax purposes at this time, and no income taxes are payable, by the Taxpayer as a result of this election.


THIS PAGE 2 IS TO BE ATTACHED TO ANY SECTION 83(B) ELECTION FILED IN CONNECTION WITH THE EXERCISE OF AN INCENTIVE STOCK OPTION UNDER THE FEDERAL TAX LAWS.





                                       2.

                                    APPENDIX


                 The following definitions shall be in effect under the
Agreement:

         A.      AGREEMENT shall mean this Stock Purchase Agreement.

         B.      BOARD shall mean the Corporation's Board of Directors.

         C. CANCELLATION RIGHT shall mean the Corporation's right to cancel any Purchased Shares held in escrow pursuant to Paragraph C.3 (vi).

         D.      CODE shall mean the Internal Revenue Code of 1986, as amended.

         E.      COMMON STOCK shall mean the Corporation's common stock.

         F. CORPORATE TRANSACTION shall mean either of the following stockholder-approved transactions:

                      (i) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or

                      (ii) the sale, transfer or other disposition of all or substantially all of the Corporation's assets in complete liquidation or dissolution of the Corporation.

         G. CORPORATION shall mean i2 Technologies, Inc., a Delaware corporation.

         H. EXERCISE PRICE shall have the meaning assigned to such term in Paragraph A.1.

         I. GRANT DATE shall have the meaning assigned to such term in Paragraph A.1.

         J. GRANT NOTICE shall mean the Notice of Grant of Stock Option pursuant to which Optionee has been informed of the basic terms of the Option.

         K. INCENTIVE OPTION shall mean an option which satisfies the requirements of Code Section 422.

         L. INVOLUNTARY TERMINATION shall mean the termination of Optionee's Service which occurs by reason of:





                                      A-1.

                      (i) Optionee's involuntary dismissal or discharge by the Corporation for reasons other than Misconduct, or

                      (ii)        Optionee's voluntary resignation following
         (A) a change in Optionee's position with the Corporation which materially reduces Optionee's level of responsibility, (B) a reduction in Optionee's level of compensation (including base salary, fringe benefits and any non-discretionary and objective-standard incentive payment or bonus award) by more than fifteen percent (15%) or (C) a relocation of Optionee's place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Corporation without Optionee's consent.

         M. NON-COMPETE COVENANT shall mean Optionee's covenant not to compete as set forth in the Option Agreement.

         N. MISCONDUCT shall mean the commission of any act of fraud, embezzlement or dishonesty by Optionee, any unauthorized use or disclosure by Optionee of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary), or any other intentional misconduct by Optionee adversely affecting the business or affairs of the Corporation (or any Parent or Subsidiary) in a material manner. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Corporation (or any Parent or Subsidiary) may consider as grounds for the dismissal or discharge of Optionee or any other person in the Service of the Corporation (or any Parent or Subsidiary).

         O. NON-STATUTORY OPTION shall mean an option not intended to satisfy the requirements of Code Section 422.

         P. OPTION shall have the meaning assigned to such term in Paragraph A.1.

         Q. OPTION AGREEMENT shall mean all agreements and other documents evidencing the Option.

         R. OPTIONEE shall mean the person to whom the Option is granted under the Plan.

         S. OWNER shall mean Optionee and all subsequent holders of the Purchased Shares who derive their chain of ownership through a Permitted Transfer from Optionee.

         T. PARENT shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock





                                      A-2.

possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

         U. PLAN shall mean the Corporation's 1995 Stock Option/Stock Issuance Plan.

         V. PLAN ADMINISTRATOR shall mean either the Board or a committee of Board members, to the extent the committee is at the time responsible for administration of the Plan.

         W. POST-SERVICE SHARES shall mean the Purchased Shares which are acquired more than three (3) months following Optionee's cessation of Service.

         X. PRIOR PURCHASE AGREEMENT shall have the meaning assigned to such term in Paragraph B.4.

         Y. PURCHASED SHARES shall have the meaning assigned to such term in Paragraph A.1.

         Z. RECAPITALIZATION shall mean any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation's receipt of consideration.

         AA.     REORGANIZATION shall mean any of the following transactions:

                      (i) a merger or consolidation in which the Corporation is not the surviving entity,

                      (ii) a sale, transfer or other disposition of all or substantially all of the Corporation's assets,

                    (iii) a reverse merger in which the Corporation is the surviving entity but in which the Corporation's outstanding voting securities are transferred in whole or in part to a person or persons different from the persons holding those securities immediately prior to the merger, or

                      (iv) any transaction effected primarily to change the state in which the Corporation is incorporated or to create a holding company structure.

         AB.     REPURCHASE RIGHT shall mean the right granted to the
Corporation in accordance with Article B.

         AC.     SEC shall mean the Securities and Exchange Commission.





                                      A-3.

         AD.     SERVICE shall mean the provision of services to the
Corporation (or any Parent or Subsidiary) by a person in the capacity of an employee, subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance, a non-employee member of the board of directors or a consultant or independent advisor.

         AE.     SUBSIDIARY shall mean any corporation (other than the
Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

         AF.     VESTING SCHEDULE shall mean the vesting schedule specified in the Grant Notice, subject to the acceleration provisions upon an Involuntary Termination following a Corporate Transaction.

         AG.     UNVESTED SHARES shall have the meaning assigned to such term in Paragraph B.1.





                                      A-4.